100 22nd Ave, South Brookings, SD 57006 (t) 605.696.7200 (f) 605.696.7250
FOR IMMEDIATE RELEASE
VeraSun Energy Corporation Reports Strong Second-Quarter
Financial Results
Significant Increases in Net Income, Total Revenues, Cash Flow and Liquidity

Financial Highlights
Second-Quarter 2006
•	Diluted EPS of $0.29 per share; or $0.60 per share excluding charges relating to the company's IPO
•	Net income of $19.6 million; or $41.1 million before charges relating to the IPO
•	Total revenues of $153.1 million, up $118.7 million or 345 percent compared to the second quarter of 2005
•	Cash flow from operations of $38.0 million
•	Cash on hand was $312.9 million; or $417.6 million including escrowed cash
•	EBITDA was $45.2 million; or $63.4 million before charges relating to the IPO
Brookings, S.D., August 7, 2006 — VeraSun Energy Corporation (NYSE:VSE), the nation’s second-largest ethanol producer, today announced strong second quarter financial results. Net income for the second quarter of 2006 was $19.6 million or $0.29 per diluted share, which included $21.5 million or $0.31 per diluted share of charges in the quarter relating to the initial public offering (IPO) that affected comparability. Excluding these charges, net income would have been $41.1 million or $0.60 per diluted share. See “Reconciliation of Diluted EPS, Excluding Comparability Items, to Diluted EPS” below.
“We had a strong second quarter as ethanol prices rose and many of our refiner customers converted to blending ethanol for its high octane and clean burning characteristics” said VeraSun Chairman and CEO Don Endres. “Our results were also driven by the additional volume provided by the expansion of our Aurora, South Dakota facility and the addition of our Fort Dodge, Iowa facility, which increased our ethanol shipments by 36 million gallons for the second quarter of 2006 compared to the 2005 period.
“In addition, cash on hand and our anticipated cash flow from operations is expected to provide the cash necessary to complete our current growth plans, which will increase our capacity to 340 MMGY by August 2007 and to 560 MMGY by the end of the first quarter of 2008” Endres said.
“We are continuing to implement our growth strategy. Construction of our Charles City, Iowa facility is on schedule, land has been acquired for our planned Welcome, Minnesota facility, and we selected Hartley, Iowa as the site location for our planned Northwestern Iowa facility” said Endres.

Second-Quarter 2006 Financial Highlights
Total revenues increased $118.7 million to $153.1 million for the second quarter of 2006 from $34.5 million for the same period of 2005. The growth was the result of an increase of 36.0 million gallons of ethanol shipped in the quarter reflecting added capacity, as well as a price improvement of $1.04 per gallon of ethanol compared to the second quarter of 2005.
Cost of goods sold increased $54.2 million for the second quarter of 2006 due to the increase in production of 36.0 million gallons.
•	Corn costs increased $25.5 million to $43.0 million from $17.5 million for the same period in 2005.

•	Corn costs represented 47.7 percent of cost of goods sold, before taking into account co-product sales, and 32.1 percent of cost of goods sold after taking into account co-product sales.

•	Natural gas costs increased $8.8 million to $13.5 million from $4.7 million for the same period of 2005, and accounted for 15.0 percent of cost of goods sold.

•	Transportation expense increased $9.0 million to $13.9 million from $4.9 million for the same period of 2005, and accounted for 15.4 percent of cost of goods sold.
Selling, general and administrative expenses were $22.4 million for the second quarter of 2006, an increase of $20.0 million over the same period in 2005. The increase was primarily due to $16.3 million in charges related to accelerated vesting of stock-based compensation awards in connection with the IPO in June 2006.
Net income increased to $19.6 million for the second quarter of 2006, or 12.8 percent of total revenues, compared to a loss of $3.9 million for the same period of 2005, and included $21.5 million of charges relating to the IPO that affected comparability.
Diluted earnings per share (EPS) were $0.29 per share for the second quarter of 2006, before the following comparability items:
•	The IPO triggered accelerated vesting of stock-based compensation awards, and the company issued stock awards to non-management employees. The aggregate charge was $12.8 million, after tax.

•	The increased value of a warrant resulted in a charge of $8.7 million to interest expense.
Without these items, net income would have been $41.1 million for the second quarter of 2006 and diluted EPS would have been $0.60 per share. Both of these items are non-recurring and will not affect future results. See “Reconciliation of Diluted EPS, Excluding Comparability Items, to Diluted EPS” below.
EBITDA was $45.2 million or 29.5 percent of total revenues for the second quarter of 2006, or $63.4 million or 41.4 percent of total revenues before a pre-tax charge of $18.2 million resulting from the accelerated vesting of stock-based compensation awards and non-management stock grant. See “Reconciliation of EBITDA to Net Income (Loss)” below.

About VeraSun Energy Corporation
VeraSun Energy Corporation is the second-largest ethanol producer in the U.S. based on production. The company has two operating production facilities located in Aurora, South Dakota and Fort Dodge, Iowa, is constructing a third facility in Charles City, Iowa and has two additional facilities under development in Welcome, Minnesota and Hartley, Iowa. Upon completion of the new facilities, VeraSun will have an annual production capacity of approximately 560 million gallons of ethanol per year.
VeraSun’s branded E85 is now available at more than 70 retail outlets. The company markets VeraSun E85, a blend of 85 percent ethanol and 15 percent gasoline for Flexible Fuel Vehicles, directly to fuel retailers under the brand VE85TM. For more information, please visit the VeraSun websites at http://www.verasun.com or http://www.VE85.com.
Certain statements in this release, and other written or oral statements made by or on behalf of us, are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s expectations, anticipations, beliefs, plans, targets, estimates, or projections and similar expressions relating to the future, are forward-looking statements within the meaning of these laws. These statements are based on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements are not guarantees of our future performance and are subject to risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by any forward-looking statements. We disclaim any duty to update any forward-looking statements. Some of the factors that may cause actual results, developments and business decisions to differ materially from those contemplated by any forward-looking statements include the volatility and uncertainty of corn, natural gas, ethanol and unleaded gasoline prices; the results of our hedging transactions and other risk mitigation strategies; operational disruptions at our facilities; our ability to implement our expansion strategy as planned or at all; our ability to locate and integrate potential future acquisitions; development of infrastructure related to the sale and distribution of ethanol; our limited operating history; excess production capacity in our industry; our ability to compete effectively in our industry; our ability to implement a marketing and sales network for our ethanol; changes in or elimination of governmental laws, tariffs, trade or other controls or enforcement practices; environmental, health and safety laws, regulations and liabilities; our reliance on key management personnel; future technological advances; limitations and restrictions contained in the instruments and agreements governing our indebtedness; our ability to raise additional capital and secure additional financing; and costs of construction and equipment, as more fully described in the “Risk Factors” section of our quarterly report on Form 10-Q for the three months ended June 30, 2006.
Contact:
Danny C. Herron
VeraSun Energy Corporation
605-696-7200
dherron@verasun.com
Ginja Collins
VeraSun Energy Corporation
605-696-7200
ginja@verasun.com

VERASUN ENERGY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,				Six Months Ended June 30,
	2006		2005		2006		2005
	(dollars in thousands) (Unaudited)
Total revenues	$153,066	100.0%	$34,410	100.0%	$263,770	100.0%	$79,262	100.0%
Cost of goods sold	90,130	58.9	35,926	104.4	171,488	65.0	74,607	94.1

Gross profit (loss)	62,936	41.1	(1,516)	(4.4)	92,282	35.0	4,655	5.9
Selling, general and administrative expenses	22,412	14.6	2,369	6.9	26,182	9.9	4,427	5.6

Operating income (loss)	40,524	26.5	(3,885)	(11.3)	66,100	25.1	228	0.3
Other expenses, net	(11,445)	(7.5)	(1,425)	(4.1)	(26,071)	(9.9)	(2,895)	(3.7)

Income(loss) before income taxes and minority interest	29,079	19.0	(5,310)	(15.4)	40,029	15.2	(2,667)	(3.4)
Income tax expense (benefit)	9,526	6.2	(1,328)	(3.9)	17,741	6.7	(318)	(0.4)

Income (loss) before minority interest	19,553	12.8	(3,982)	(11.6)	22,288	8.5	(2,349)	(3.0)
Minority interest in net loss of subsidiary	—	—	72	0.2	—	—	125	0.2

Net income (loss)	$19,553	12.8%	$(3,910)	(11.4)%	$22,288	8.5%	$(2,224)	(2.8)%

The following table sets forth other key data for the periods presented (in thousands, except per unit data):

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Operating data:

Ethanol sold (gallons)	57,104	21,076	111,585	45,772

Average gross price of ethanol sold per gallon	$2.39	$2.35	$2.09	$1.43
Average corn cost per bushel	2.17	2.31	2.02	2.33
Average natural gas cost per MMBTU	7.75	6.96	8.69	6.93
Average co-product price per ton (net)	83	89	84	94

Other financial data:
EBITDA(1)	$45,227	$(2,674)	$74,837	$2,700

(1)	EBITDA is defined as earnings before interest expense, income tax expense, depreciation and amortization. Amortization of debt issuance costs and debt discount are included in interest expense.

Reconciliation of EBITDA to Net Income (Loss)
The company's management believes that EBITDA is useful in evaluating its operating performance in relation to other companies in its industry because the calculation of EBITDA generally eliminates the effects of financings and income taxes which items may vary for different companies for reasons unrelated to overall operating performance. EBITDA is not a measure of financial performance under generally accepted accounting principles in the U.S., or GAAP, and should not be considered an alternative to net income, or any other measure of performance under GAAP, or to cash flows from operating investing or financing activities as an indicator of cash flows or as a measure of liquidity. EBITDA has its limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of the company's results as reported under GAAP. Some of the limitations of EBITDA are:
•	EBITDA does not reflect the company's cash used for capital expenditures;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated or amortized often will have to be replaced and EBITDA does not reflect the cash requirements for replacements;

•	EBITDA does not reflect changes in, or cash requirements for, the company's working capital requirements;

•	EBITDA does not reflect the cash necessary to make payments of interest or principal on the company's indebtedness; and

•	EBITDA includes non-recurring payments to the company which are reflected in other income.
Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to the company to service its debt or to invest in the growth of its business. Management compensates for these limitations by relying on the company's GAAP results as well as on its EBITDA.
The following table reconciles our EBITDA to net income (loss) for the periods presented (dollars in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Net income (loss)	$19,553	$(3,910)	$22,288	$(2,224)
Depreciation	2,382	1,067	4,746	2,231
Interest expense	13,766	1,497	30,062	3,011
Income tax expense (benefit)	9,526	(1,328)	17,741	(318)

EBITDA	$45,227	$(2,674)	$74,837	$2,700

Accelerated vesting of stock-based compensation awards and non-management stock grant	$18,170	—	$18,170	—

EBITDA, before accelerated vesting of stock-based compensation awards and non-management stock grant	$63,397	—	$93,007	—

Reconciliation of Diluted EPS, Excluding Comparability Items, to Diluted EPS

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Reported diluted EPS	$0.29	$(0.09)	$0.33	$(0.05)
Accelerated vesting of stock-based compensation awards and non-management stock grant	0.19	—	0.19	—

Warrant charge to interest	0.13	0.01	0.29	0.01

Diluted EPS, excluding above items	$0.60	$(0.08)	$0.81	$(0.04)

Fully diluted shares used in per common share calculations	68,484,396	43,119,229	67,028,128	43,114,741
During the second quarter of 2006, charges for accelerated vesting of stock-based compensation awards and non-management stock grant in connection with the IPO were $18.2 million, or $12.8 million net of tax and $0.19 per diluted share. Of this amount, $1.8 million, or $1.3 million net of tax, was reflected in cost of goods sold and $16.3 million, or $11.5 million net of tax, was reflected in selling, general and administrative expenses.
Charges of $8.7 million for the second quarter of 2006 and $19.7 million for the six months ended June 30, 2006 for the change in estimated fair value of a put warrant are reflected in interest expense for these 2006 periods and were not tax deductible.
Adjusting for these items affecting comparability, net income would have been $41.1 million and $54.8 million, respectively, for the three and six months ended June 30, 2006.

VERASUN ENERGY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
	2006	2005
	(dollars in thousands)
	(Unaudited)
Cash Flows from Operating Activities
Net income (loss)	$22,288	$(2,224)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	4,746	2,231
Amortization of debt issuance costs and debt discount	649	67
Accretion of deferred revenue	(47)	(48)
Minority interest in net loss of subsidiary	—	(125)
Change in fair value of convertible put warrant	19,670	626
Deferred income taxes	10,485	(192)
Loss on disposal of equipment	10	2,539
Stock-based compensation	19,709	490
Changes in working capital components:
(Increase) decrease in:
Receivables	(16,547)	5,377
Inventories	2,391	3,744
Prepaid expenses	1,109	473
Increase (decrease) in:
Accounts payable	(8,099)	(5,163)
Accrued expenses	2,364	(118)
Derivative financial instruments	(3,331)	(1,483)

Net cash provided by operating activities	55,397	6,194

Cash Flows from Investing Activities
Purchases of property and equipment	(6,117)	(46,105)
Proceeds from sale of equipment	838	29

Net cash used in investing activities	(5,279)	(46,076)

Cash Flows from Financing Activities
Proceeds from long-term debt	—	34,621
Issuance of common stock	234,155	—
Debt issuance costs paid	(1,044)	(460)

Net cash provided by financing activities	233,111	34,161

Net increase (decrease) in cash and cash equivalents	283,229	(5,721)

Cash and Cash Equivalents
Beginning	29,714	10,296

Ending	$312,943	$4,575